Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Quarter and Year Ended December 31, 2005 and the Month Ended January 31, 2006

Diamond Jo Casino and Evangeline Downs Racetrack and Casino report combined quarterly net revenue growth of 38% to $49.1 million, operating income growth of 76% to $10.0 million and Adjusted EBITDA growth of 72% to $14.7 million

Diamond Jo Casino and Evangeline Downs Racetrack and Casino report combined annual net revenue growth of 20% to $174.2 million, operating income growth of 45% to $29.9 million and Adjusted EBITDA growth of 42% to $48.1 million

(Dubuque, IA – February 27, 2006) Peninsula Gaming, LLC (the "Company") reported financial results for the quarter and year ended December 31, 2005 and operating results for the month ended January 31, 2006. The Company is the direct parent of Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, and Diamond Jo Worth, LLC (“DJW”), which owns a gaming license in the State of Iowa and is currently constructing a casino in Worth County, Iowa.

A conference call with management is scheduled for Wednesday, March 1, 2006 at 1:00 pm EST and can be accessed by calling (888) 214-7564, passcode number 21284377. For your convenience, the call can be retrieved for replay for a period of one week (through March 8, 2006) by calling (800) 633-8284, passcode number 21284377.

FOURTH QUARTER 2005 RESULTS

Consolidated Results

Net revenues for the fourth quarter of 2005 increased 42% to $50.1 million, compared to $35.4 million in the fourth quarter of 2004. Income from operations during the fourth quarter of 2005 rose 65% to $8.1 million as compared to $4.9 million reported in the fourth quarter of 2004. Net income to common members’ interest for the fourth quarter of 2005 was $0.3 million, compared to a net loss of $1.6 million for the fourth quarter of 2004.

In the fourth quarter of 2005, the Company reported Adjusted EBITDA (as defined below) of $13.3 million, an increase of 66% when compared to $8.0 million for the fourth quarter of 2004. The increase was driven by a 164% increase in Adjusted EBITDA at OED in the fourth quarter of 2005 over the fourth quarter of 2004 primarily due to a difference in marketing philosophy which contributed largely to an increase in traffic and revenue. Adjusted EBITDA margin for the fourth quarter of 2005 was 27% as compared to 23% for the fourth quarter of 2004. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for development expense, management severance and recruiting expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. See the accompanying tables and footnotes, which discuss the Company’s use of Adjusted EBITDA and reconciles Adjusted EBITDA to net income (loss) to common member’s interest.

The Company ended the quarter with $37.0 million of cash (of which $24.2 million is restricted cash). Total debt outstanding at December 31, 2005 was $321.0 million, including the $40.0 million related to a senior secured note offering by DJW during the third quarter to help fund the construction of the new casino as noted above and slot financing of $4.9 million. At December 31, 2005, the Company had $25.5 million available under its revolving credit facility. The Company had cash outflows of $11.4 million related to capital expenditures during the quarter ended December 31, 2005. Of this total, $9.8 million related to construction and development activities at DJW, $0.2 million related to construction and development activities at the racino at OED, $0.5 million related to construction, leasehold improvements and development activities for new OTBs at OED, and $0.2 million and $0.7 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively.

Diamond Jo

In the fourth quarter of 2005, net revenues at the Diamond Jo decreased 6.0% to $12.5 million from $13.3 million in the fourth quarter of 2004. Net revenues include casino revenues of $12.1 million and food and beverage and other revenues of $ 0.8 million, less promotional allowances of $0.4 million. Adjusted EBITDA at the Diamond Jo decreased 14% to $3.7 million for the fourth quarter of 2005 from $4.3 million in the fourth quarter of 2004. We believe this decrease is primarily attributed to the opening of a newly expanded gaming facility of a local competitor in May 2005.

Evangeline Downs Racetrack and Casino

For the fourth quarter of 2005, OED's net revenues were $36.6 million, an increase of 66% from $22.1 million in 2004. Net revenues for such period include casino revenues of $29.4 million, racing and off-track betting revenues of $4.8 million, video poker revenues of $0.7 million, and food and beverage and other revenues of $3.2 million, less promotional allowances of $1.5 million. Adjusted EBITDA at OED increased 164% to $11.1 million in the fourth quarter of 2005 from $4.2 million in the fourth quarter of 2004. Strong casino revenue increases of 65% in the fourth quarter of 2005 compared to the fourth quarter of 2004 contributed to an increase in EBITDA margin to 30% during the fourth quarter of 2005 from 19% during the fourth quarter of 2004.

YEAR END 2005 RESULTS

Consolidated Results

Net revenue for 2005 was $175.6 million, compared to $144.9 million in 2004, an increase of approximately 21%. Income from operations during 2005 rose to $25.6 million as compared to $19.5 million reported in 2004. Net loss to common members’ interest for 2005 was $3.4 million, compared to a net loss of $45.1 million for 2004 (including a loss on early retirement of debt of $37.6 million).

In 2005, Peninsula Gaming, LLC reported Adjusted EBITDA of $44.8 million, an increase of 35% compared to $33.1 million for 2004. This increase is primarily due to a difference in marketing philosophy which contributed largely to the increase in traffic and revenue. Adjusted EBITDA margin increased to 26% in 2005, from 23% during 2004.

Diamond Jo

In 2005, net revenue at the Diamond Jo increased 2% to $52.8 million as compared to $51.7 million in 2004. Net revenues include casino revenues of $51.3 million and food and beverage and other revenues of $3.0 million, less promotional allowances of $1.5 million. Adjusted EBITDA at the Diamond Jo increased 1% to $16.9 million in 2005 from $16.7 million in 2004.1

_________________________

1 This sentence has been revised from that included in the press release issued on February 27, 2006 to clarify that Diamond Jo's Adjusted EBITDA covers the years ended December 31, 2005 and 2004 rather than the quarters ended December 31, 2005 and 2004.

Evangeline Downs Racetrack and Casino

During 2005, OED’s net revenue increased 30% to $121.4 million from $93.1 million during 2004. Net revenues for 2005 include casino revenues of $95.3 million, racing and off-track betting revenues of $17.5 million, video poker revenues of $2.3 million and food and beverage and other revenues of $11.8 million, less promotional allowances of $5.5 million. Adjusted EBITDA at OED increased 80% to $31.2 million during the year, an increase from $17.3 million during 2004. The EBITDA margin increased to 26% during 2005, up from the 19% in 2004.

JANUARY 2006 RESULTS

In January 2006, Diamond Jo net revenues remained substantially unchanged at $4.3 million compared to January 2005 and Adjusted EBITDA increased over the comparable period of the prior year by 8% or $0.1 million to $1.3 million.

In January 2006, OED’s net revenues and Adjusted EBITDA increased over the comparable period of the prior year by 50% or $4.3 million to $12.9 million and 96% or $2.1 million to $4.3 million, respectively. Net revenues increased primarily due to an increase in casino revenues of $3.1 million.

OFF TRACK BETTING PARLORS (OTB)

During the fourth quarter of 2005, OED opened its fourth OTB which is located in Alexandria, Louisiana. OED is also in the process of constructing another OTB in Eunice, Louisiana, which is scheduled to open in the first quarter of 2006.

 WORTH COUNTY

On May 11, 2005, DJW, in connection with its exclusive agreement with the Worth County Development Authority, was granted a gaming license by the Iowa Racing and Gaming Commission to operate a moored barge in Worth County, Iowa. DJW began construction of the casino in June 2005 which is expected to open in April 2006 with 516 slot machines and 20 table games.

The total estimated costs to acquire land and design, develop, construct, equip and open the casino is expected to be approximately $40.8 million. In addition, the Company plans to contribute $1.0 million to DJW to construct a water treatment facility which will also benefit the local community. Total capitalized costs related to the project as of December 31, 2005 were $20.7 million.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Peninsula Gaming, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2004
REVENUES:
Casino	$ 41,569	$ 30,826	$ 146,503	$ 119,921
Racing	4,791	2,865	17,509	17,286
Video poker	676	591	2,339	2,715
Food and beverage	3,553	2,545	13,511	11,464
Other	1,534	320	2,710	1,434
Less promotional allowances	(1,978)	(1,715)	(7,005)	(7,966)
Total net revenues	50,145	35,432	175,567	144,854

EXPENSES:
Casino	20,382	16,070	73,651	61,272
Racing	4,382	2,467	15,266	13,916
Video poker	464	445	1,767	2,034
Food and beverage	2,477	2,110	9,849	9,218
Boat operations	480	549	2,105	2,231
Other	1,157	165	1,720	1,076
Selling, general and administrative	7,478	5,579	26,441	22,052
Depreciation and amortization	4,164	3,511	16,249	12,356
Pre-opening expense	133	110	310	367
Development expense	59	112	575	242
Management severance and recruiting		23		593
Affiliate management fees	1,016	81	2,057	757
Loss (gain) on sale of assets	(114)	(734)	(16)	(716)
Total expenses	42,078	30,488	149,974	125,398

INCOME FROM OPERATIONS	8,067	4,944	25,593	19,456

OTHER INCOME (EXPENSE):
Interest income	247	19	516	170
Interest expense, net of amounts capitalized	(7,922)	(6,466)	(29,133)	(26,775)
Loss on early retirement of debt				(37,566)
Interest expense related to preferred members’ interest, redeemable	(90)	(90)	(360)	(360)

Total other expense	(7,765)	(6,537)	(28,977)	(64,531)

NET INCOME(LOSS) TO COMMON MEMBERS’ INTEREST	$ 302	$ (1,593)	$ (3,384)	$ (45,075)

Peninsula Gaming, LLC

Supplemental Data Schedule (Unaudited)

(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Income (Loss) to Common Members' Interest:

	Adjusted EBITDA Three Months Ended December 31,		Adjusted EBITDA Year Ended December 31,
	2005	2004	2005	2004
General corporate	$ (1,387)	$ (513)	(3,326)	$ (927)
Diamond Jo	3,650	4,329	16,866	16,700
Evangeline Downs	11,059	4,232	31,223	17,282
Diamond Jo Worth	3		5
Total Adjusted EBITDA (1)	13,325	8,048	44,768	33,055
General corporate:
Development expense		(242)	(223)	(242)
Management severance and recruiting		(7)		(108)
Affiliate management fees	(320)		(418)
Diamond Jo:
Depreciation and amortization	(1,022)	(881)	(4,136)	(2,678)
Development expense	(37)	130	(147)
Management severance and recruiting		(4)		(294)
Interest expense, net	(2,409)	(2,421)	(9,744)	(19,089)
Gain/(loss) on disposal of assets	67	515	(3)	498
Preferred member distributions
Evangeline Downs:
Depreciation and amortization	(3,124)	(2,629)	(12,089)	(9,677)
Development expense	(22)		(205)
Pre-opening expense	(35)	(110)	(171)	(367)
Management severance and recruiting		(12)		(191)
Affiliate management fees	(536)	(81)	(1,479)	(757)
Interest expense, net	(4,596)	(4,117)	(17,833)	(45,443)
Gain/(loss)on disposal of assets	47	218	19	218
Diamond Jo Worth:
Depreciation and amortization	(18)		(24)
Affiliate management fees	(160)		(160)
Pre-opening expense	(98)		(139)
Interest expense, net	(760)		(1,400)
Net income (loss) to common members' interest	$ 302	$ (1,593)	(3,384)	$ (45,075)

(1)   Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements.  Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance.  Management further believes that EBITDA (and varying adjustments thereto) is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies.  Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets.  Adjusted EBITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP).  Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

Peninsula Gaming, LLC
Natalie A. Schramm, 563-690-2120